UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): January 23, 2012

BRISTOL-MYERS SQUIBB COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-1136	22-0790350
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

345 Park Avenue

New York, NY 10154

(Address of Principal Executive Office)

Registrant’s telephone number, including area code: (212) 546-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On January 23, 2012, the Board of Directors of Bristol-Myers Squibb Company (the “Company”) elected Gerald L. Storch to serve as a member of the Board of Directors, effective immediately. The size of the Board of Directors was increased to twelve in connection with Mr. Storch’s election.

Mr. Storch serves as the Chairman and Chief Executive Officer of Toys“R”Us, Inc. The Board of Directors has determined that Mr. Storch is independent under the New York Stock Exchange Listing Standards and the independence standards adopted by the Board of Directors. Mr. Storch will serve as a member of the Audit Committee and the Compensation and Management Development Committee. He will stand for election by the Company’s stockholders at the Annual Meeting of Stockholders in May 2012.

Mr. Storch was not selected as a director pursuant to any arrangement or understanding between him and any other person. There are no related party transactions between the Company and Mr. Storch.

Mr. Storch will receive compensation for his services on the Board of Directors, the Audit Committee and the Compensation and Management Development Committee in accordance with the Company’s standard compensatory arrangement for non-employee directors, including an annual retainer of $85,000 and an annual award of deferred share units valued at $140,000 on the date of grant.

A copy of the press release announcing Mr. Storch’s election is attached to this report as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated January 24, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRISTOL-MYERS SQUIBB COMPANY

Dated: January 24, 2012	By:	/s/ Sandra Leung
	Name:	Sandra Leung
	Title:	General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated January 24, 2012.